GREENLIGHT RE ANNOUNCES
THIRD QUARTER 2010 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (November 2, 2010) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the third quarter ending September 30, 2010.  Greenlight Re reported a net income of $29.0 million for the third quarter of 2010 compared to net income of $32.3 million for the same period in 2009.  The fully diluted earnings per share were $0.78 for the third quarter of 2010, compared to $0.88 for the same period in 2009.

Fully diluted adjusted book value per share was $19.87 as of September 30, 2010, a 14.1% increase from $17.41 per share as of September 30, 2009.

For the nine months ended September 30, 2010, net income was $34.3 million, compared to $152.3 million for the same period in 2009.  On a fully diluted basis, net income per share was $0.92 for the nine months ended September 30, 2010, compared to $4.16 for the same period in 2009.

“We are pleased that our growth continues to come from focused opportunities identified by our underwriting team despite a challenging pricing environment,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “At the same time, our investment portfolio generated a reasonable return in the quarter.”

Highlights of Greenlight Re’s performance for the third quarter and nine months ended September 30, 2010 include:

•
Gross written premiums in the third quarter of 2010 were $151.2 million compared to $66.0 million in the same prior year period, while net earned premiums were $79.4 million during the third quarter of 2010 compared to $56.7 million in the comparable period in 2009.

•	The combined ratio for the nine months ended September 30, 2010 was 101.4% compared to 97.8% for the same period last year.

•
Net investment income in the third quarter of 2010 was $33.9 million, a return of 3.6% on the investment portfolio.  This compares to $32.6 million in the third quarter of 2009, when the Company reported a 4.3% return on its investment portfolio.  For the first nine months of 2010, net investment income was $39.7 million compared to $148.7 million during the comparable period in 2009.

“Our team continues to target attractive opportunities in select markets and has demonstrated success in attracting top tier clients and brokers,” said Len Goldberg, Chief Executive Officer of Greenlight Re. “Looking at the broader market, we do not anticipate a turn in general pricing in the near future.  We believe we are focused on the right sectors and are pleased with the quality of our underwriting portfolio.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the third quarter of 2010 on Wednesday, November 3, 2010 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Third Quarter 2010 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                                1-877-317-6789
International                               1-412-317-6789

The conference call can also be accessed via webcast at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=132902

A telephone replay of the call will be available from 11:00 a.m. Eastern time on November 3, 2010 until 9:00 a.m. Eastern time on November 17, 2010.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 445483. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky.

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with A.M. Best "A-" (Excellent) rated specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2010 and December 31, 2009
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2010 (unaudited)	December 31, 2009
Assets
Investments
Debt instruments, trading, at fair value	$20,060	$95,838
Equity securities, trading, at fair value	744,292	593,201
Other investments, at fair value	172,936	141,561
Total investments	937,288	830,600
Cash and cash equivalents	9,726	31,717
Restricted cash and cash equivalents	631,758	590,871
Financial contracts receivable, at fair value	16,491	30,117
Reinsurance balances receivable	147,745	82,748
Loss and loss adjustment expense recoverable	9,518	7,270
Deferred acquisition costs, net	85,172	34,401
Unearned premiums ceded	6,325	6,478
Notes receivable	14,491	15,424
Other assets	2,947	4,754
Total assets	$1,861,461	$1,634,380
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$578,790	$570,875
Financial contracts payable, at fair value	25,653	16,200
Due to prime brokers	22,822	—
Loss and loss adjustment expense reserves	161,180	137,360
Unearned premium reserves	233,491	118,899
Reinsurance balances payable	35,239	34,301
Funds withheld	22,482	14,711
Other liabilities	10,859	12,796
Performance compensation payable to related party	4,145	—
Total liabilities	1,094,661	905,142
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,200,835 (2009: 30,063,893); Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2009: 6,254,949))	3,646	3,632
Additional paid-in capital	484,535	481,449
Non-controlling interest in joint venture	30,784	30,597
Retained earnings	247,835	213,560
Total shareholders’ equity	766,800	729,238
Total liabilities and shareholders’ equity	$1,861,461	$1,634,380

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (UNAUDITED)

For the three and nine months ended September 30, 2010 and 2009
 (expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues
Gross premiums written	$151,247	$65,983	$307,091	$207,901
Gross premium ceded	(3,639)	(2,894)	(8,228)	(10,725)
Net premium written	147,608	63,089	298,863	197,176
Change in net unearned premium reserves	(68,207)	(6,432)	(114,745)	(44,979)
Net premiums earned	79,401	56,657	184,118	152,197
Net investment income	33,881	32,628	39,682	148,667
Other income (expense), net	(474)	(145)	(1,002)	1,909
Total revenues	112,808	89,140	222,798	302,773
Expenses
Loss and loss adjustment expenses incurred, net	50,257	34,643	114,936	88,386
Acquisition costs, net	28,807	17,767	60,183	46,591
General and administrative expenses	3,392	4,081	11,633	13,788
Total expenses	82,456	56,491	186,752	148,765
Net income before non-controlling interest and income tax expense	30,352	32,649	36,046	154,008
Non-controlling interest in income of joint venture	(1,313)	(380)	(1,687)	(1,716)
Net income before income tax expense	29,039	32,269	34,359	152,292
Income tax expense	(25)	(11)	(84)	(28)
Net income	$29,014	$32,258	$34,275	$152,264
Earnings per share
Basic	$0.80	$0.89	$0.94	$4.21
Diluted	$0.78	$0.88	$0.92	$4.16
Weighted average number of ordinary shares used in the determination of:
Basic	36,452,224	36,286,514	36,408,859	36,202,860
Diluted	37,218,906	36,828,726	37,174,558	36,627,849

The following table provides the ratios for the nine months ended September 30, 2010 and 2009:

	Nine months ended September 30, 2010			Nine months ended September 30, 2009
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	68.7%	18.5%	62.4%	60.8%	49.0%	58.1%
Acquisition cost ratio	35.6%	12.3%	32.7%	37.4%	8.0%	30.6%
Composite ratio	104.3%	30.8%	95.1%	98.2%	57.0%	88.7%
Internal expense ratio			6.3%			9.1%
Combined ratio			101.4%			97.8%